Exhibit 99.1

RLH CORPORATION REPORTS FOURTH QUARTER AND YEAR-END 2019 RESULTS

DENVER, February 27, 2020 – Red Lion Hotels Corporation (the “Company”) (NYSE: RLH), a hospitality company doing business as RLH Corporation which franchises midscale and economy hotels, today reported fourth quarter and year-end 2019 results.

Fourth Quarter Highlights

•

Net loss attributable to RLH Corporation for the fourth quarter of 2019 was $(8.1) million or $(0.32) per share compared to $(7.4) million or $(0.30) per share in the prior year period. In the fourth quarter of 2019, the Company recorded an $8.7 million impairment charge related to its Americas Best Value Inn and Knights Inn brand names, which was partially offset by a $7.1 million gain on the sale of two joint venture hotels. In 2018, the Company recorded a $3.5 million impairment charge related to its Guesthouse brand name.

•	Adjusted EBITDA for the quarter was $1.0 million, compared to $2.3 million for the prior year period.

•	In the core franchised hotel segment, fourth quarter revenues grew 2.6% year-over-year to $15.3 million; Adjusted Core EBITDA was $1.6 million, compared to $1.4 million in the prior year period.

•

Completed the sale of two joint venture owned hotels, Red Lion Hotel Atlanta Airport and Hotel RL Salt Lake City receiving approximately $16.7 million in net proceeds, after closing costs, property level debt repayments, and distributions to joint venture partners.

Full Year Highlights

•

Net loss attributable to RLH Corporation was $(19.0) million or $(0.76) per share compared to net income of $1.3 million or $0.05 per diluted share in 2018. In 2019, the Company recorded a $14.1 million impairment charge related to its Washington DC hotel, and Americas Best Value Inn and Knights Inn brand names, which was partially offset by a $7.1 million gain on the sale, primarily from two joint venture owned hotels. In 2018, the Company recorded a $10.6 million impairment charge, and $42.0 million in gains on asset sales, primarily from owned hotels.

•	Adjusted EBITDA for 2019 was $11.6 million, compared to $15.8 million for the prior year period.

•	In the core franchise segment, revenues grew 10% year-over-year to $59.2 million. Adjusted Core EBITDA for 2019 was $4.2 million versus $0.6 million in 2018.

•

For the year, the Company executed 169 franchise agreements comprised of 27 midscale hotels and 142 economy hotels, compared to 167 contracts signed in the prior year. Of the 169 contracts signed this year, 43 are for new locations, compared to 61 new locations in the prior year.

“We have focused our efforts on our core franchise business, relationship building, owner satisfaction, and lodging development are our key objectives right now,” said RLH Corporation Interim CEO John Russell. “Engagement with our existing franchisees is improving as we prioritize return on investment enhancing initiatives for our owners. We have a restructured and refocused franchise development group, which we believe will reinvigorate sales over time. In the near term, we anticipate terminations will likely remain elevated from average industry levels. We believe these rates will show improvement as the year progresses due to our efforts in owner satisfaction. Additionally, we are aligning the cost structure of the business to RLH’s current size, revenue and profitability.”

“On behalf of the RLH Corporation Board of Directors, we are committed to improving shareholder value by supporting the initiatives the RLHC management team is pursuing for franchise system stability and other opportunities that may become available,” said Carter Pate, Chairman of the Board of Directors. “The Board also is continuing the permanent CEO search with a strong due diligence process and active candidates.”

Fourth Quarter 2019 Financial Results

The Company reported a net loss attributable to RLH Corporation of $(8.1) million or $(0.32) per share in the fourth quarter compared to $(7.4) million or $(0.30) per share in the prior year period. The year-over-year change was primarily related to gains from the sale of Company operated hotels in the prior year and a decrease in royalty revenue, partially offset by higher other franchise revenue and a decrease in SG&A costs. The Company recorded an $8.7 million impairment charge on intangible assets related to its Americas Best Value Inn and Knights Inn brands, which was partially offset by $7.1 million in gains on asset sales, primarily from two joint venture owned hotels.

Adjusted EBITDA for the fourth quarter was $1.0 million compared to $2.3 million for the fourth quarter of 2018. The change reflects lower contribution from the sale of the owned hotels in the prior year as well as lower royalty revenues due to the impact of franchise terminations.

Royalty fees decreased 20% to $4.6 million primarily due to terminated agreements in economy hotels. Other franchise fees increased 137% to $2.0 million, primarily due to liquidated damages from terminated agreements.

Selling, general, administrative and other expenses, which include franchise sales, operations and corporate costs and bad debt expense, decreased 9% to $7.0 million. The decrease was primarily driven by a $1.6 million decrease in stock compensation related to recent organizational restructuring and a $1.2 million decrease in labor costs, partially offset by a $1.2 million increase in bad debt expense and $1.1 million related to employee separation costs.

Core Franchise Operations

The following table provides results for the Company’s core franchised hotel segment:

($ in thousands)	Fourth Quarter			Full Year
	2019	2018	Change	2019	2018	Change
Revenue:
Royalty	$4,605	$5,734	(19.7)%	$22,121	$22,309	(0.8)%
Marketing, reservations and reimbursables	8,743	8,365	4.5%	31,375	28,239	11.1%
Other franchise	1,977	834	137.1%	5,749	3,246	77.1%

Total revenues	15,325	14,933	2.6%	59,245	53,794	10.1%

Core Adjusted EBITDA:
Core Adjusted EBITDA	1,633	1,387	17.7%	4,210	587	NM

The midscale hotels achieved a RevPAR index of (1.2)% and (2.6)% for the fourth quarter and year ended December 31, 2019, respectively. The economy hotels achieved a RevPAR index of 0.0% and 0.2% for the fourth quarter and the year ended December 31, 2019, respectively.

For the quarter, the Company executed 26 franchise agreements comprised of four midscale hotels and 22 economy hotels, versus 59 agreements in the year-ago period. Of the 26 contracts signed during the quarter three are for new locations. Franchise sales experienced some disruption in the quarter, as regulations require a franchisor to pause entering into new franchise agreements in the event of a change in certain leadership roles, such as a change in CEO. Contract signings resumed once new franchise disclosure documents were filed and approved by regulatory agencies.

Offsetting the new contracts in the quarter were 98 terminations which included six midscale hotels and 92 economy hotels.

Royalty revenue mix for 2019 was 70% from economy hotels and 30% from midscale hotels. Midscale hotels typically take three to 18 months to open and contain future royalty rate increases, generating franchise revenue growth. For instance, midscale contracts for new locations signed in 2019, contributed in the year $0.07 million in royalty revenue and are expected to contribute approximately $0.8 million of royalty revenue for their first 12 months of fees after opening and application of incentives and fee deferments. Royalty rates on these contracts will increase annually by 10% to 20% for the following few years. Similarly, economy contracts for new locations, signed in 2019, contributed just $0.04 million in 2019 royalty revenues and are expected to contribute approximately $0.4 million of royalty revenue for their first 12 months of fees after opening and application of incentives and fee deferments. With the increases in midscale royalty rate as well as a higher count of midscale hotels, we anticipate that midscale hotels will account for 35% of the royalty mix in 2020.

Offsetting the new signings for the year were 274 terminations which included 23 midscale hotels and 251 economy hotels.

Balance Sheet and Liquidity

RLH Corporation finished the year with cash and restricted cash of $31.8 million including $4.1 million of cash and cash equivalents held by the joint ventures. The Company had debt of $32.6 million comprised of a $10 million revolving line of credit, and $22.6 million of hotel mortgages. As of December 31, 2019, the Company had a net debt to trailing 12 months Adjusted EBITDA ratio of 0.1 times. Adjusted free cash flow for the twelve months ended December 31, 2019 was approximately $14.0 million as compared to $(15.1) million for the twelve months ended December 31, 2018.

Hotel Sales

As previously announced, to increase focus on its franchising business strategy, the Company has been engaged in an ongoing hotel asset disposition program. During 2019, the Company sold, or is under contract to sell, four hotels, including the Red Lion Airport Hotel Atlanta, Hotel RL Salt Lake City, Hotel RL Washington D.C. and the Red Lion Hotel Anaheim. These four hotels contributed approximately $32.1 million in revenue and $5.0 million in EBITDA in 2019.

On November 18, 2019, the Company completed the sale of its Red Lion Airport Hotel Atlanta for $12.25 million in gross proceeds. The hotel was held in a joint venture. RLH Corporation received $4.8 million in net proceeds after closing costs and the repayment of property level mortgage.

On December 20, 2019, the Company completed the sale of its Hotel RL Salt Lake City for $33 million in gross proceeds. The Company received approximately $11.9 million in net proceeds after closing costs, the repayment of property level mortgage debt of $11.0 million, and distributions to its joint venture partner.

Based on the two hotel sales in 2019, after the repayment of closing costs, property level debt and distributions to the joint venture partner, the Company netted $16.7 million. Proceeds were used to retire the corporate level debt of $4.2 million.

Subsequent to the end of the quarter, the Company completed the sale of its Hotel RL Washington D.C. for $16.35 million in gross proceeds. The Hotel RL Washington D.C. was held in a joint venture and all proceeds were applied toward the repayment of the secured term loan on the property and closing costs.

The Company has announced one hotel currently under a non-binding contract to be sold, the Red Lion Hotel Anaheim, California, which it expects to close in the first quarter of 2020. The Red Lion Hotel Anaheim is wholly owned and unencumbered.

In addition, the Company has listed its Hotel RL Baltimore for sale and is beginning the marketing process for the Hotel RL Olympia. The timing and proceeds of the hotel sales are subject to buyer negotiation, market conditions and the availability of buyer financing.

2020 Outlook

The Company is not providing financial guidance for 2020 at this time due to the following factors:

•	Ongoing impact and timing of the remaining hotel sales

•	Initiatives to improve franchise owner satisfaction and reduce termination trends

•	Timing and associated transition costs for the implementation of G&A reduction initiatives

•	Impacts of the hiring of a permanent CEO

The company anticipates signing 60 to 80 franchise agreements for new locations in 2020.

Conference Call Information

RLH Corporation will host a conference call on Thursday, February 27 at 9:00 AM Eastern Time, to discuss the results for interested investors, analyst and portfolio managers. To participate in the conference call, please dial the following number 10 minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.

This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLH Corporation website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at approximately 11:00 AM Eastern Time on February 27 through midnight March 12, 2020 at (877) 660-6853 or (International) (201) 612-7415, using access code 13698294. The replay will also be available shortly after the call on the RLH Corporation website.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation which focuses on the franchising of midscale and economy hotels. The Company strives to maximize return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, risks associated with our asset light model; relationships with our franchisees and properties; competitive conditions in the lodging industry; economic cycles; changes in future demand and supply for hotel rooms; international conflicts and conditions; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other risks and uncertainties discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2019, and in other documents filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained herein speak only to the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements except as required by law.

Social Media:

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www.Linkedin.com/company/rlhco

Investor Relations Contact:

Nikki Sacks

Investor Relations

203-682-8263

investorrelations@rlhco.com

RED LION HOTELS CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

(In thousands, except footnotes and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018 (Revised)	2019	2018 (Revised)
Revenue:
Royalty	$4,605	$5,734	$22,121	$22,309
Marketing, reservations and reimbursables	8,743	8,365	31,375	28,239
Other franchise	1,977	834	5,749	3,246
Company operated hotels	11,190	13,263	55,029	82,021
Other	1	2	14	34

Total revenues	26,516	28,198	114,288	135,849

Operating expenses:
Selling, general, administrative and other expenses	6,968	7,636	29,420	31,681
Company operated hotels	11,862	12,390	48,612	67,314
Marketing, reservations and reimbursables	7,204	7,711	29,292	27,937
Depreciation and amortization	3,375	4,289	14,567	17,003
Asset impairment	8,746	3,482	14,128	10,582
(Gain) loss on asset dispositions, net	(7,112)	73	(7,067)	(42,021)
Transaction and integration costs	196	23	632	2,219

Total operating expenses	31,239	35,604	129,584	114,715
Operating income (loss)	(4,723)	(7,406)	(15,296)	21,134

Other income (expense):
Interest expense	(1,467)	(843)	(5,157)	(6,209)
Loss on early retirement of debt	(264)	—	(428)	(794)
Other income, net	40	51	161	265

Total other income (expense)	(1,691)	(792)	(5,424)	(6,738)

Income (loss) before taxes	(6,414)	(8,198)	(20,720)	14,396
Income tax expense (benefit)	(423)	168	253	(71)

Net income (loss)	(5,991)	(8,366)	(20,973)	14,467
Net (income) loss attributable to noncontrolling interest	(2,096)	950	1,944	(13,129)

Net income (loss) and comprehensive income (loss) attributable to RLH Corporation	$(8,087)	$(7,416)	$(19,029)	$1,338

Earnings (loss) per share - basic	$(0.32)	$(0.30)	$(0.76)	$0.05
Earnings (loss) per share - diluted	$(0.32)	$(0.30)	$(0.76)	$0.05

Weighted average shares - basic	25,145	24,564	$24,931	$24,392
Weighted average shares - diluted	25,145	24,564	$24,931	$25,477

Non-GAAP Financial Measures: (1)
EBITDA	$(1,572)	$(3,066)	$(996)	$37,608
Adjusted EBITDA	$968	$2,308	$11,592	$15,766

(1)	The definitions of EBITDA and Adjusted EBITDA and how those measures relate to net income (loss) are discussed further in this release under Reconciliation of Non-GAAP Financial Measures.

RED LION HOTELS CORPORATION

Consolidated Balance Sheets

(unaudited)

(In thousands, except share data)

	December 31,
	2019	2018 (Revised)
ASSETS
Current assets:
Cash and cash equivalents	$29,497	$17,034
Restricted cash	2,311	2,755
Accounts receivable, net of allowance for doubtful accounts of $4,589 and $2,345, respectively	15,143	18,575
Notes receivable, net	5,709	2,103
Other current assets	5,849	6,218

Total current assets	58,509	46,685

Property and equipment, net	68,668	115,522
Operating lease right-of-use assets	48,283	—
Goodwill	18,595	18,595
Intangible assets, net	48,612	60,910
Other assets, net	3,851	8,075

Total assets	$246,518	$249,787

LIABILITIES
Current liabilities:
Accounts payable	$5,510	$5,322
Accrued payroll and related benefits	2,709	5,402
Other accrued liabilities	5,469	6,294
Long-term debt, due within one year	16,984	25,056
Operating lease liabilities, due within one year	4,809	—

Total current liabilities	35,481	42,074

Long-term debt, due after one year, net of debt issuance costs	5,576	9,114
Line of credit, due after one year	10,000	10,000
Operating lease liabilities, due after one year	46,592	—
Deferred income and other long-term liabilities	1,105	2,245
Deferred income taxes	743	772

Total liabilities	99,497	64,205

Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLH Corporation stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 25,148,005 and 24,570,158 shares issued and outstanding	251	246
Additional paid-in capital, common stock	181,608	182,018
Accumulated deficit	(36,875)	(17,846)

Total RLH Corporation stockholders’ equity	144,984	164,418
Noncontrolling interest	2,037	21,164

Total stockholders’ equity	147,021	185,582

Total liabilities and stockholders’ equity	$246,518	$249,787

RED LION HOTELS CORPORATION

Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Years Ended December 31,
	2019	2018 (Revised)
Operating activities:
Net income (loss)	$(20,973)	$14,467
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,567	17,003
Noncash PIK interest and amortization of debt issuance costs	1,077	942
Amortization of key money and contract costs	1,166	748
Amortization of contract liabilities	(1,167)	(753)
Gain on asset dispositions, net	(7,067)	(42,021)
Noncash loss on early retirement of debt	276	794
Asset impairment	14,128	10,582
Deferred income taxes	(29)	(1,302)
Stock based compensation expense	1,780	3,955
Provision for doubtful accounts	3,935	1,014
Fair value adjustments to contingent consideration	—	581
Change in current assets and liabilities, net of business acquired:
Accounts receivable	(89)	(3,644)
Key money disbursements	(857)	(5,695)
Other current assets	(248)	(1,231)
Accounts payable	380	1,249
Other accrued liabilities	(1,497)	(203)

Net cash provided by (used in) operating activities	5,382	(3,514)

Investing activities:
Capital expenditures	(4,939)	(8,615)
Acquisition of Knights Inn	—	(27,249)
Net proceeds from disposition of property and equipment	44,137	113,748
Collection of notes receivable	283	62
Advances on notes receivable	(90)	(1,048)

Net cash provided by (used in) investing activities	39,391	76,898

Financing activities:
Borrowings on long-term debt, net of discounts	32,935	30,000
Repayment of long-term debt and finance leases	(45,943)	(107,999)
Proceeds from line of credit borrowing	—	10,000
Debt issuance costs	(253)	(1,282)
Buyout of joint venture interest	—	(304)
Distributions to noncontrolling interest	(17,559)	(21,457)
Contingent consideration paid for Vantage Hospitality acquisition	—	(7,000)
Stock-based compensation awards canceled to settle employee tax withholding	(2,150)	(647)
Stock option and stock purchase plan issuances, net and other	216	236

Net cash provided by (used in) financing activities	(32,754)	(98,453)

Change in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	12,019	(25,069)
Cash, cash equivalents and restricted cash at beginning of year	19,789	44,858

Cash, cash equivalents and restricted cash at end of year	$31,808	$19,789

A summary of our open franchise and company operated hotels as of December 31, 2019, including the approximate number of available rooms, is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Midscale Brand		Economy Brand		Total
	Hotels	Total Available Rooms	Hotels	Total Available Rooms	Hotels	Total Available Rooms
Beginning quantity, January 1, 2019	112	15,900	1,215	69,800	1,327	85,700
Newly opened	8	700	32	1,600	40	2,300
Change in brand / adjustments (1)	(1)	100	(30)	(1,800)	(31)	(1,700)
Terminated properties	(23)	(3,200)	(251)	(15,400)	(274)	(18,600)

Ending quantity, December 31, 2019	96	13,500	966	54,200	1,062	67,700

(1)

During the fourth quarter of 2019 we identified a number of errors in our contract tracking system, primarily related to the status of acquired contracts from acquisitions. The impact of these adjustments is reflected on this line.

A summary of activity relating to our open midscale franchise and company operated hotels by brand from January 1, 2019 through December 31, 2019 is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

Midscale Brand Hotels	Hotel RL	Red Lion Hotel	Red Lion Inns and Suites	Signature	Other	Total
Beginning quantity, January 1, 2019	8	46	43	2	13	112
Newly opened	1	—	5	2	—	8
Change in brand / adjustments	—	1	1	—	(3)	(1)
Terminated properties	—	(8)	(9)	—	(6)	(23)

Ending quantity, December 31, 2019	9	39	40	4	4	96

Ending rooms, December 31, 2019	1,400	8,000	3,300	300	500	13,500

A summary of activity relating to our open economy franchise hotels by brand from January 1, 2019 through is provided December 31, 2019 below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

Economy Brand Hotels	ABVI and CBVI	Knights Inn	Country Hearth	Guest House	Signature Inn	Other	Total
Beginning quantity, January 1, 2019	777	332	53	27	2	24	1,215
Newly opened	28	2	1	1	—	—	32
Change in brand / adjustments (1)	(7)	(20)	—	—	—	(3)	(30)
Terminated properties	(141)	(82)	(7)	(9)	(2)	(10)	(251)

Ending quantity, December 31, 2019	657	232	47	19	—	11	966

Ending rooms, December 31, 2019	34,900	14,100	2,300	1,300	—	1,600	54,200

(1)

During the fourth quarter of 2019 we identified a number of errors in our contract tracking system, primarily related to the status of acquired contracts from acquisitions. The impact of these adjustments is reflected on this line.

A summary of our executed franchise agreements for the year ended December 31, 2019 is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Midscale Brand	Economy Brand	Total
Executed franchise license agreements, year ended December 31, 2019:
New locations	16	27	43
New contracts for existing locations	11	115	126

Total executed franchise license agreements, year ended December 31, 2019	27	142	169

A summary of our executed franchise agreements for the year ended December 31, 2018 is provided below:

RED LION HOTELS CORPORATION

Additional Hotel Statistics

(unaudited)

	Midscale Brand	Economy Brand	Total
Executed franchise license agreements, year ended December 31, 2018:
New locations (1)	22	39	61
New contracts for existing locations (1)	15	91	106

Total executed franchise license agreements, year ended December 31, 2018	37	130	167

(1)

The prior year number of executed franchise license agreements for new locations has been adjusted to exclude contracts for transfers between brands. These contracts are now reported within new contracts for existing locations.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

Free Cash Flow is a non-GAAP measured defined as net cash provided by or used in operating activities less capital expenditures. The Company believes it is an important liquidity measure that provides useful information to management and investors about the amount of cash generated by the business.

Adjusted Free Cash Flow is a non-GAAP measure defined as Free Cash Flow adjusted to reflect the impact of certain investing or financing cash flows such as acquisitions, proceeds from dispositions of properties, borrowings and repayments of long-term debt, and distributions to non-controlling interests. We believe this information is necessary as reflecting significant cash flows from strategic investing and financing decisions provides the most accurate overall measure of cash generated or used by the business.

Free Cash Flow and Adjusted Free Cash Flow are commonly used measures of performance. We utilize these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future cash generation and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported net cash provided by (used in) operating activities, investing activities, and financing activities. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent net cash provided by (used in) operating activities, investing activities, or financing activities defined by generally accepted accounting principles in the United States of America (“GAAP”), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies may calculate Free Cash Flow and, in particular, Adjusted Free Cash Flow differently than we do or may not calculate them at all, limiting the usefulness of Free Cash Flow and Adjusted Free Cash Flow as comparative measures.

The following is a reconciliation of GAAP net cash provided by (used in) operating activities to non-GAAP Free Cash Flow and Adjusted Free Cash Flow for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Net cash provided by (used in) operating activities (1)	$5,382	$(3,514)
Less: Capital expenditures	(4,939)	(8,615)

Free Cash Flow	443	(12,129)

Acquisition of Knights Inn	—	(27,249)
Net proceeds from disposition of property and equipment	44,137	113,748
Borrowings on long-term debt, net of discounts	32,935	30,000
Proceeds from line of credit borrowing	—	10,000
Repayment of long-term debt and finance leases	(45,943)	(107,999)
Distributions to noncontrolling interest	(17,559)	(21,457)

Adjusted Free Cash Flow	$14,013	$(15,086)

(1)	Includes cash outflows for key money disbursements of $0.9 million and $5.7 million for the years ended December 31, 2019 and 2018, respectively.

RED LION HOTELS CORPORATION

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(In thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. The Company believes it is a useful financial performance measure due to the significance of the long-lived assets and level of indebtedness.

Adjusted EBITDA is an additional measure of financial performance. The Company believes that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. Adjusted EBTIDA also excludes the effect of non-cash stock compensation expense. We believe that the exclusion of this item is consistent with the purposes of the measure described below.

EBITDA and Adjusted EBITDA are commonly used measures of performance in the industry. RLH Corporation utilizes these measures because management finds them a useful tool to calculate more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. The Company believes they are a complement to reported operating results. EBITDA and Adjusted EBITDA are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States (GAAP), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in the industry may calculate EBITDA and, in particular, Adjusted EBITDA differently than the Company does or may not calculate them at all, limiting the usefulness of EBITDA and Adjusted EBITDA as comparative measures.

Non-Core Adjusted EBITDA includes the results of our Company Operated Hotels. Core Adjusted EBITDA is comprised of franchise and all other results, including all Selling, general, administrative and other expenses. Management believes this presentation provides a meaningful comparison of our financial results as our Core Adjusted EBITDA represents the results of our Company as a franchise only business.

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the three months ended December 31, 2019:

	Core	Non-Core	Total
Net income (loss)	$(9,552)	$3,561	$(5,991)
Depreciation and amortization	1,864	1,511	3,375
Interest expense	193	1,274	1,467
Income tax benefit	(423)	—	(423)

EBITDA	(7,918)	6,346	(1,572)

Stock-based compensation (1)	(723)	—	(723)
Asset impairment (2)	8,746	—	8,746
Transaction and integration costs (3)	84	112	196
Employee separation and transition costs (4)	1,066	—	1,066
Loss on early retirement of debt	154	110	264
Loss (gain) on asset dispositions (5)	121	(7,233)	(7,112)
Non-income tax expense assessment (6)	103	—	103

Adjusted EBITDA	1,633	(665)	968

Adjusted EBITDA attributable to noncontrolling interests	—	208	208

Adjusted EBITDA attributable to RLH Corporation	$1,633	$(457)	$1,176

(1)

Costs represent total stock-based compensation. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Consolidated Statements of Comprehensive Income (Loss).

(2)

During the fourth quarter of 2019, we recognized impairments on our Americas Best Value Inn and Knights Inn brand name intangible assets. All are included within Asset impairment on the Consolidated Statements of Comprehensive Income (Loss).

(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

The costs relate to severance agreements with our Chief Executive Officer and other executives in November 2019. These costs are included within Selling, general, administrative and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

(5)	Relates primarily to the sale of two properties in the fourth quarter of 2019, which are included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).
(6)

During the fourth quarter of 2019, we concluded that we are probable of being assessed non-income taxes in additional states of $0.1 million for the three months ended December 31, 2019. We accrued these estimated taxes in Selling, general, administrative and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the three months ended December 31, 2018:

	Core	Non-Core	Total
Net loss	$(5,957)	$(2,409)	$(8,366)
Depreciation and amortization	1,610	2,679	4,289
Interest expense	283	560	843
Income tax expense	168	—	168

EBITDA	(3,896)	830	(3,066)

Stock-based compensation (1)	1,059	—	1,059
Asset impairment (2)	3,482	—	3,482
Transaction and integration costs (3)	23	—	23
Employee separation and transition costs (4)	534	—	534
Loss on asset dispositions (5)	21	91	112
Non-income tax expense assessment (6)	164	—	164

Adjusted EBITDA	1,387	921	2,308

Adjusted EBITDA attributable to noncontrolling interests	—	109	109

Adjusted EBITDA attributable to RLH Corporation	$1,387	$1,030	$2,417

(1)

Costs represent total stock-based compensation. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations and reimbursables on the Consolidated Statements of Comprehensive Income (Loss).

(2)

During the fourth quarter of 2018 we recognized an impairment on our Guesthouse brand name. The expense is included within Asset impairment on the Consolidated Statements of Comprehensive Income (Loss).

(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

The costs recognized relate to employee separation, primarily for a severance agreement with our Chief Marketing Officer in December 2018. These costs are included within Marketing, reservations and reimbursables expense on the Consolidated Statements of Comprehensive Income (Loss).

(5)	Relates to our sale of nine properties during 2018 and is included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).
(6)

During the fourth quarter of 2019, we concluded that we are probable of being assessed non-income taxes in additional states of $0.2 million for the three months ended December 31, 2018. We revised our previously issued 2018 Consolidated Statement of Comprehensive Income (Loss) to accrue these estimated taxes within Selling, general, administrative and other expenses.

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the year ended December 31, 2019:

	Core	Non-Core	Total
Net loss	$(17,365)	$(3,608)	$(20,973)
Depreciation and amortization	7,406	7,161	14,567
Interest expense	1,024	4,133	5,157
Income tax expense	253	—	253

EBITDA	$(8,682)	$7,686	$(996)

Stock-based compensation (1)	1,780	—	1,780
Asset impairment (2)	8,746	5,382	14,128
Transaction and integration costs (3)	356	276	632
Employee separation and transition costs (4)	1,101	—	1,101
Loss on early retirement of debt	154	274	428
Loss (gain) on asset dispositions (5)	121	(7,188)	(7,067)
Legal settlement expense (6)	—	952	952
Non-income tax expense assessment (7)	634	—	634

Adjusted EBITDA	$4,210	$7,382	$11,592

Adjusted EBITDA attributable to noncontrolling interests	—	(1,457)	(1,457)

Adjusted EBITDA attributable to RLH Corporation	$4,210	$5,925	$10,135

(1)

Costs represent total stock-based compensation. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables on the Consolidated Statements of Comprehensive Income (Loss).

(2)

During 2019, we recognized impairments on our Hotel RL Washington DC joint venture property, and on our Americas Best Value Inn and Knights Inn brand name intangible assets. All are included within Asset impairment on the Consolidated Statements of Comprehensive Income (Loss).

(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

The costs recognized relate to employee separation, primarily for severance agreements with our Chief Executive Officer and other executives in November 2019. These costs are included within Selling, general, administrative and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

(5)

Gains relate primarily to the sale of two properties in the fourth quarter of 2019, which are included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).

(6)

Legal settlement expense relates to a settlement agreement with former hotel workers regarding a wage dispute in California. This expense is included in Company operated hotels expense on the Consolidated Statements of Comprehensive Income (Loss).

(7)

During the fourth quarter of 2019, we concluded that we are probable of being assessed non-income taxes in additional states of $0.6 million for the year ended December 31, 2019. We accrued these estimated taxes in Selling, general, administrative and other expenses on the Consolidated Statements of Comprehensive Income (Loss).

The following is a reconciliation of Core and Non-Core GAAP net income (loss) to Core and Non-Core non-GAAP EBITDA and Adjusted EBITDA for the year ended December 31, 2018:

	Core	Non-Core	Total
Net income (loss)	$(18,865)	$33,332	$14,467
Depreciation and amortization	5,996	11,007	17,003
Interest expense	928	5,281	6,209
Income tax benefit	(71)	—	(71)

EBITDA	(12,012)	49,620	37,608

Stock-based compensation (1)	3,955	—	3,955
Asset impairment (2)	3,482	7,100	10,582
Transaction and integration costs (3)	2,219	—	2,219
Employee separation and transition costs (4)	1,509	—	1,509
Loss on early retirement of debt	794	—	794
Loss (gain) on asset dispositions (5)	21	(41,541)	(41,520)
Non-income tax expense assessment (6)	619	—	619

Adjusted EBITDA	587	15,179	15,766

Adjusted EBITDA attributable to noncontrolling interests	—	(1,806)	(1,806)

Adjusted EBITDA attributable to RLH Corporation	$587	$13,373	$13,960

(1)

Costs represent total stock-based compensation. These costs are included within Selling, general, administrative and other expenses, Company operated hotels and Marketing, reservations and reimbursables on the Consolidated Statements of Comprehensive Income (Loss).

(2)

During 2018, we recognized impairments on our Hotel RL Baltimore Inner Harbor joint venture property and on our Guesthouse brand name intangible asset. All are included within Asset impairment on the Consolidated Statements of Comprehensive Income (Loss).

(3)	Transaction and integration costs include incremental expenses incurred for potential and executed acquisitions and dispositions of assets.
(4)

The costs recognized relate to employee separation, primarily for severance agreements with our Chief Operating Officer, and President of Global Development in May 2018 and our Chief Marketing Officer in December 2018. These costs are included within Selling, general, administrative and other expenses and Marketing, reservations and reimbursables expense on the Consolidated Statements of Comprehensive Income (Loss).

(5)	Represents the gain on our sale of nine properties during 2018, which is included within Gain on asset dispositions, net on the Consolidated Statements of Comprehensive Income (Loss).
(6)

During the fourth quarter of 2019, we concluded that we are probable of being assessed non-income taxes in additional states of $0.6 million for the year ended December 31, 2018. We revised our previously issued 2018 Consolidated Statement of Comprehensive Income (Loss) to accrue these estimated taxes within Selling, general, administrative and other expenses.